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                                                                    Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement relating to 345,000 shares of Common Stock of ProVantage Health Services, Inc. (formerly ProVantage, Inc.) on Form S-1 of our report dated March 12, 1999, June 21, 1999 as to Note K (which expresses an unqualified opinion and includes an explanatory paragraph related to the restatement as described in Note K), and of our report dated March 12, 1999 relating to the financial statement schedule which is incorporated by reference in this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical Consolidated Financial Data" and "Experts" in the Prospectus incorporated by reference in this Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Milwaukee, Wisconsin

July 13, 1999